                                                                    EXHIBIT 99.1

PINNACLE AIRLINES REPORTS 2004 EARNINGS OF $40.7 MILLION.

MEMPHIS, TENN. February 22, 2005--Pinnacle Airlines Corp. (NASDAQ: PNCL) today reported annual net income of $40.7 million, or $1.86 per share. Net income increased by $5.7 million, or 16.1%, over 2003 net income of $35.1 million, or $1.60 per share. Net income for the fourth quarter of 2004 was $10.3 million, or $0.47 per share. Net income during the fourth quarter increased 5.3% over the fourth quarter of 2003.

"I would like to thank the People of Pinnacle Airlines for another year of exceptional growth," said Philip Trenary, President and CEO. "I am very pleased that we delivered financial results for 2004 that exceeded not only our expectations, but also those targets provided in our operating agreement with Northwest."

2004 FULL YEAR OPERATING RESULTS

Annual operating revenue of $635.4 million increased $178.6 million, or 39.1%, over 2003 operating revenue of $456.8 million. Operating income for 2004 was $67.3 million, a 4.9% increase over 2003 operating income of $64.2 million. During 2004, Pinnacle achieved an operating margin of 10.6%, 0.6 points above the target operating margin contained in its Airline Services Agreement ("ASA") with Northwest Airlines. In connection with its initial public offering of stock in November 2003, Pinnacle and Northwest amended the target operating margin under the ASA from 14.0% to 10.0%. If the reduced target margin of 10.0% had been in effect throughout the twelve months of 2003, Pinnacle's increase during 2004 in both passenger revenue and operating income would have been approximately 46% compared to 2003. Net interest expense for 2004 decreased by $2.6 million compared to 2003 due primarily to decreased borrowings.

In 2004, Pinnacle completed 323,810 block hours, an increase of 113,164, or 54%, over 2003 and 201,816 cycles, an increase of 54,918, or 37%, over 2003. The term "block hours" refers to the elapsed time between an aircraft leaving a gate and arriving at a gate, and the term "cycles" refers to an aircraft's departure and corresponding arrival.

Pinnacle added 41 Canadair Regional Jets ("CRJs") to its fleet in 2004, bringing its total to 117 CRJs at December 31, 2004. Northwest Airlines has committed to providing Pinnacle with 139 CRJs by the third quarter of 2005.


2004 FOURTH QUARTER OPERATING RESULTS

Operating revenue increased 42.7% to $181.3 million, from $127.1 million in the same period of the prior year. Operating income of $17.5 million for the fourth quarter of 2004 was unchanged from operating income for the same period in 2003. If the ASA target margin of 10.0% had been in effect throughout the fourth quarter of 2003, Pinnacle's increase during the fourth quarter of 2004 in passenger revenue and operating income would have been approximately $57.2 million, or 47%, and $3.7 million, or 27%, respectively, compared to the same period in 2003. Net interest expense for the fourth quarter of 2004 decreased $0.7 million compared to the same period in 2003.

Completed block hours increased 34,125, or 55%, to 95,834, and completed cycles increased 14,555, or 35%, to 56,338.

Fourth quarter 2004 financial results were negatively impacted by severe weather. During the last week of December, adverse weather closed or reduced operations at over 60% of the airports served by Pinnacle. These difficulties were in part responsible for a drop in the Company's average performance statistics for the six months ended December 31, 2004 falling below the standards contained in the ASA. As a result, during the first quarter of 2005, Pinnacle paid $1.4 million to Northwest Airlines in settlement of those performance related penalties, an amount which was treated as a reduction in revenue in the fourth quarter.

The Company is beginning to implement certain upgrades to those operational and communication systems that were overburdened as a result of the adverse weather and has also developed interim policies should additional severe weather impact a large portion of the network prior to the completion of the systems upgrades.

Pinnacle had $34.9 million in cash and cash equivalents on December 31, 2004, representing an increase of $3.4 million over 2003. The Company generated $38.0 million of cash from operations in 2004. Cash used for investing activities was $17.6 million, and included a $10.0 million payment made to Northwest in December 2004. The payment was made in connection with an amendment to the Company's ASA with Northwest that now provides for a fleet of 139 aircraft. Pursuant to the amendment, Pinnacle will pay an additional $5.1 million to Northwest in 2005. Total payments by Pinnacle in 2004 on its outstanding line of credit and note payable to Northwest were $5.0 million and $12.0 million, respectively.

Subsequent Event

On February 8, 2005, Pinnacle announced the completion of a private sale of $110 million principal amount of its 3.25% senior convertible notes due 2025 (the "Notes"). On February 11, 2005, Pinnacle announced the completion of the sale of an additional $11 million principal amount of the Notes. The net proceeds from the sales were used to purchase the outstanding $120 million note payable to Northwest at a discounted purchase price of $101.6 million, to repay $5 million of borrowings outstanding under the revolving line of credit with Northwest, in each case, with accrued and unpaid interest, and for general corporate purposes.

Non-GAAP Disclosures

This release, and certain tables accompanying this release, includes certain financial information not prepared in accordance with generally accepted accounting principles ("GAAP"), regarding passenger revenue and operating income for the three and twelve months ended 2003 as if the target operating margin under the ASA with Northwest had been 10%. The Company believes that this information is useful to investors as it indicates more clearly the Company's comparative year-to-year operating results. Management may also use this information to better understand the Company's underlying operating results. None of this information should be considered a substitute for any measures prepared in accordance with GAAP. The Company has included its reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures in the accompanying schedules.

About Pinnacle

Pinnacle Airlines Corp. operates through its wholly owned subsidiary, Pinnacle Airlines, Inc., as a regional airline that provides airline capacity to Northwest Airlines, Inc. The Company operates as a Northwest Airlink carrier at Northwest's domestic hub airports in Detroit, Minneapolis/St. Paul and Memphis. Pinnacle currently operates an all-jet fleet of 120 Canadair Regional Jets from Northwest hubs at Detroit, Memphis and Minneapolis - St. Paul and offers scheduled passenger service with 660 daily departures to 103 cities in 35 states plus the District of Columbia, and four Canadian provinces. Pinnacle Airlines maintains its headquarters in Memphis, Tenn., and employs approximately 3,200 People.

Forward Looking Statement

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web-site or online from the Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward looking statements before its next required filing with the Securities and Exchange Commission.

For further information, please visit our web-site at www.nwairlink.com.

                                      # # #

                             PINNACLE AIRLINES CORP.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                              THREE MONTHS ENDED
                                                                 DECEMBER 31,                 YEARS ENDED DECEMBER 31,
                                                           --------------------------        --------------------------
                                                             2004             2003             2004             2003
                                                           ---------        ---------        ---------        ---------
                                                          (UNAUDITED)      (UNAUDITED)      (UNAUDITED)
Operating revenues:
  Passenger                                                $ 179,400        $ 125,959        $ 631,504        $ 450,611
  Other                                                        1,910            1,136            3,944            6,159
                                                           ---------        ---------        ---------        ---------
Total operating revenues                                     181,310          127,095          635,448          456,770

Operating expenses:
  Salaries, wages and benefits                                29,619           21,355          105,143           83,316
  Aircraft fuel                                               24,689           16,143           83,572           55,007
  Aircraft maintenance, materials and repairs                  6,618            4,190           23,545           14,116
  Aircraft rentals                                            60,075           38,286          209,047          136,273
  Other rentals and landing fees                              10,119            7,836           37,101           29,255
  Ground handling services                                    19,747           12,907           65,877           44,622
  Depreciation and amortization                                  851              680            3,153            2,912
  Government reimbursements                                       --               --               --           (1,114)
  Other                                                       12,068            8,136           40,707           28,214
                                                           ---------        ---------        ---------        ---------
Total operating expenses                                     163,786          109,533          568,145          392,601
                                                           ---------        ---------        ---------        ---------
Operating income                                              17,524           17,562           67,303           64,169
Operating income as a percentage of operating revenue            9.7%            13.8%            10.6%            14.0%
Nonoperating (expense) income
  Interest expense, net                                       (1,048)          (1,713)          (4,606)          (7,157)
  Miscellaneous income, net                                      119              173              428              387
                                                           ---------        ---------        ---------        ---------
Total nonoperating expense                                      (929)          (1,540)          (4,178)          (6,770)
                                                           ---------        ---------        ---------        ---------
                                                              16,595           16,022           63,125           57,399
Income before income taxes
Income tax expense                                             6,271            6,216           22,400           22,332
                                                           ---------        ---------        ---------        ---------
Net income                                                 $  10,324        $   9,806        $  40,725        $  35,067
                                                           =========        =========        =========        =========
Basic earnings per share                                   $    0.47        $    0.45        $    1.86        $    1.60
                                                           =========        =========        =========        =========
Diluted earnings per share                                 $    0.47        $    0.45        $    1.86        $    1.60
                                                           =========        =========        =========        =========
Shares used in computing basic earnings per share             21,892           21,892           21,892           21,892
                                                           =========        =========        =========        =========
Shares used in computing diluted earnings per share           21,954           21,892           21,911           21,892
                                                           =========        =========        =========        =========

                             PINNACLE AIRLINES CORP.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                            DECEMBER 31,      DECEMBER 31,
                                                               2004               2003
                                                            ------------      ------------
                                                             (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents                                   $  34,912       $  31,523
  Receivables, principally from Northwest, net                   25,139          17,524
  Spare parts and supplies, net                                   5,341           3,773
  Prepaid expenses and other assets                               5,644           6,810
  Deferred income taxes                                             860           2,549
                                                              ---------       ---------
    Total current assets                                         71,896          62,179

Property and equipment:
  Aircraft and rotable spares                                    35,837          32,779
  Other property and equipment                                   16,161          14,081
  Office furniture and fixtures                                   1,863           1,258
                                                              ---------       ---------
                                                                 53,861          48,118
  Less accumulated depreciation                                 (14,445)        (13,832)
                                                              ---------       ---------
Net property and equipment                                       39,416          34,286
Other assets, primarily aircraft deposits with Northwest         21,111          14,019
Goodwill and other intangibles                                   33,537          18,422
                                                              ---------       ---------
Total assets                                                  $ 165,960       $ 128,906
                                                              =========       =========

                             PINNACLE AIRLINES CORP.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                              DECEMBER 31,     DECEMBER 31,
                                                                                  2004            2003
                                                                              ------------     ------------
                                                                               (UNAUDITED)
LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
  Accounts payable                                                              $  16,983       $   9,716
  Accrued expenses                                                                 15,083          11,332
  Line of credit(1)                                                                    --          10,000
  Income taxes payable                                                              1,633           5,596
  Current portion of deferred credits                                                 515             434
  Other current liabilities                                                         6,241             372
  Current portion of note payable to Northwest(1)                                      --          12,000
                                                                                ---------       ---------
         Total current liabilities                                                 40,455          49,450
Deferred credits                                                                      922           1,438
Deferred income taxes                                                               7,105           6,400
Debt refinanced subsequent to year end(1)                                         125,000         120,000
Capital lease obligations                                                              26              --
Commitments and contingencies
Stockholders' deficiency:
  Preferred stock, par value $0.01 per share; 1,000,000 shares authorized,
    no shares issued                                                                   --              --
  Series A preferred stock, stated value $100 per share; one share
    authorized, issued and outstanding                                                 --              --
  Series common stock, par value $0.01 per share; 5,000,000 shares
    authorized; no shares issued                                                       --              --
  Common stock, $0.01 par value:
    Authorized shares - 40,000,000
    Issued and outstanding shares - 21,950,260 and 21,892,060 at
      December 31, 2004 and 2003, respectively                                        220             219
Additional paid-in capital                                                         85,603          84,973
Accumulated deficit                                                               (92,849)       (133,574)
Unearned compensation on restricted stock                                            (522)             --
                                                                                ---------       ---------
           Total stockholders' deficiency                                          (7,548)        (48,382)
                                                                                ---------       ---------
           Total liabilities and stockholders' deficiency                       $ 165,960       $ 128,906
                                                                                =========       =========

(1) Items retired in February 2005 following the Company's sale of convertible notes are included as non-current liabilities at December 31, 2004.

                             PINNACLE AIRLINES CORP.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                   YEARS ENDED DECEMBER 31,
                                                   -----------------------
                                                     2004           2003
                                                   --------       --------
                                                  (UNAUDITED)
Cash provided by operating activities              $ 37,989       $ 50,082
Cash used in investing activities                   (17,582)       (10,894)
Cash used in financing activities                   (17,018)       (12,245)
                                                   --------       --------
Net increase in cash and cash equivalents             3,389         26,943
Cash and equivalents at beginning of year            31,523          4,580
                                                   --------       --------
Cash and equivalents at end of year                $ 34,912       $ 31,523
                                                   ========       ========

                             PINNACLE AIRLINES CORP.
                        OPERATING STATISTICS (UNAUDITED)


                                                            THREE MONTHS ENDED DECEMBER 31,
                                                          -----------------------------------
                                                            2004            2003       CHANGE
                                                          ---------       -------      ------
OTHER DATA:
Revenue passengers (in thousands)                             1,715         1,324        30%
Revenue passenger miles (in thousands)(1)                   827,901       547,612        51%
Available seat miles (in thousands)                       1,252,166       797,832        57%
Passenger load factor(2)                                       66.1%         68.6%      (2.5) pts
Operating revenue per available seat mile (in cents)          14.48         15.93        (9%)
Operating costs per available seat mile (in cents)            13.08         13.73        (5%)
Block hours                                                  95,834        61,709        55%
Cycles                                                       56,338        41,783        35%
Average daily utilization (block hours)                        9.21          9.19       0.02 hrs
Average stage length (miles)                                    482           405        19%
Number of operating aircraft (end of period)                    117            76        54%
Employees at end of period                                    3,056         2,253        36%
--------------------------------------------------------------------------------------------


                                                                YEARS ENDED DECEMBER 31,
                                                          ------------------------------------
                                                            2004             2003       CHANGE
                                                          ---------       ---------     ------
OTHER DATA:
Revenue passengers (in thousands)                             6,340           4,540        40%
Revenue passenger miles (in thousands)(1)                 2,894,776       1,797,631        61%
Available seat miles (in thousands)                       4,219,078       2,678,000        58%
Passenger load factor(2)                                       68.6%           67.1%       1.5 pts
Operating revenue per available seat mile (in cents)          15.06           17.06       (12%)
Operating costs per available seat mile (in cents)            13.47           14.66        (8%)
Block hours                                                 323,810         210,646        54%
Cycles                                                      201,816         146,898        37%
Average daily utilization (block hours)                        8.98            8.83       0.15 hrs
Average stage length (miles)                                    450             384        17%
Number of operating aircraft (end of period)                    117              76        54%
Employees at end of period                                    3,056           2,253        36%
----------------------------------------------------------------------------------------------

         (1) Revenue passenger miles represents the number of miles flown by revenue passengers.

         (2) Passenger load factor equals revenue passenger miles divided by available seat miles.

                             PINNACLE AIRLINES CORP.
               RECONCILIATION OF NON-GAAP DISCLOSURES (UNAUDITED)
                                 (IN THOUSANDS)



                                                                        THREE MONTHS ENDED DECEMBER 31,
                                                                     ------------------------------------
                                                                       2004          2003      % INCREASE
                                                                     --------      ---------   ----------
PASSENGER REVENUE
Passenger revenue in accordance with GAAP                            $179,400      $ 125,959       42%
   Adjustment to reduce target operating margin to 10% from 14%            --         (3,733)
                                                                     --------      ---------       --
Adjusted passenger revenue with 10% target operating margin          $179,400      $ 122,226       47%
                                                                     ========      =========       ==

OPERATING INCOME
Operating income in accordance with GAAP                             $ 17,524      $  17,562        0%
   Adjustment to reduce target operating margin to 10% from 14%            --         (3,733)
                                                                     --------      ---------       --
Adjusted operating income with 10% target operating margin           $ 17,524      $  13,829       27%
                                                                     ========      =========       ==



                                                                           YEARS ENDED DECEMBER 31,
                                                                     ------------------------------------
                                                                       2004          2003      % INCREASE
                                                                     --------      ---------   ----------
PASSENGER REVENUE
Passenger revenue in accordance with GAAP                            $631,504      $ 450,611       40%
   Adjustment to reduce target operating margin to 10% from 14%            --        (18,183)
                                                                     --------      ---------       --
Adjusted passenger revenue with 10% target operating margin          $631,504      $ 432,428       46%
                                                                     ========      =========       ==

OPERATING INCOME
Operating income in accordance with GAAP                             $ 67,303      $  64,169        5%
   Adjustment to reduce target operating margin to 10% from 14%            --        (18,183)
                                                                     --------      ---------       --
Adjusted operating income with 10% target operating margin           $ 67,303      $  45,986       46%
                                                                     ========      =========       ==